Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:

	Larry Seay	Jane Hays	Chris Tofalli
	Executive Vice President-CFO	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Reports Record Orders for 3rd Quarter 2005

•  THIRD QUARTER RECORD

•                  51% RISE IN DOLLAR VALUE OF SALES ORDERS TO $970 MILLION FOR THE 3RD QUARTER 2005 AS COMPARED TO 3RD QUARTER 2004

•  ALL-TIME QUARTERLY RECORDS

•                  63% INCREASE IN HOME CLOSING REVENUE TO $753 MILLION FOR THE 3RD QUARTER 2005 AS COMPARED TO 3RD QUARTER 2004

•                  85% RISE IN DOLLAR VALUE OF BACKLOG TO $2.5 BILLION AT SEPTEMBER 30, 2005 AS COMPARED TO SEPTEMBER 30, 2004

Scottsdale, Arizona and Dallas (October 6, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced all-time quarterly records for the number and dollar value of homes in backlog and home closing revenue, along with third quarter records for the number and dollar value of homes ordered and the number of homes closed.

Summary Operating Results

	For the Three Months Ended September 30,						As of and For the Nine Months Ended September 30,
	(unaudited)						(unaudited)
	$ Millions			Homes			$ Millions			Homes
	2005	2004	% Chg	2005	2004	% Chg	2005	2004	% Chg	2005	2004	% Chg
Homes ordered	$970	$643	51%	2,929	2,203	33%	$2,857	$1,935	48%	8,499	6,952	22%
Homes closed	$753	$463	63%	2,310	1,671	38%	$1,956	$1,317	49%	6,192	4,860	27%
Order backlog							$2,499	$1,349	85%	7,536	4,747	59%

“We are pleased to report another record-setting quarter for Meritage,” said Steven J. Hilton, Meritage Co-Chairman and CEO.  “During the third quarter 2005 we set all-time quarterly records for the dollar value of closings with a 63% increase, and backlog at 85% higher than a year earlier, plus we reached a third quarter record for the value of sales orders with a 51% increase over the third quarter 2004.  Overall, for the first nine months of this year, the value of new home orders advanced 48% over the same period in 2004 to approximately $2.9 billion.”

“The demand for homes in our markets continues to be healthy, and we believe this is supported by the country’s demographics as well as the desirability of the markets Meritage has chosen.  We were actively selling houses in 173 communities at September 30, 2005, an increase of 28% from a year earlier,” said John R. Landon, Meritage Co-Chairman and CEO.  “The value of sales orders rose 75% in our Texas division over the same period last year, a sharp improvement from recent quarters.  The value of orders rose 50% in our Arizona division, and in Nevada, where we are now selling homes in several communities that came on line earlier this year, the dollar value of sales orders increased 96%.  In California, the dollar value of orders rose 10%, which was less than we had anticipated due to closing out some communities earlier than we had expected and the short-term delay in opening their replacements.  These delays have been considered in our 2005 and 2006 guidance.”

“Home closing revenue rose 63% overall in the third quarter 2005 as compared to the third quarter 2004,” added Mr. Hilton.  “Revenue was up in all of our states, increasing 68% in Arizona and 47% in California.  In Texas, home closing revenue rose 30% over the same quarter a year earlier.  Closings in Texas would have been higher if not for Hurricane Rita, which caused some closings to fall into the fourth quarter.  Company-wide, home closing revenue advanced 49% to approximately $2.0 billion for the first nine months of 2005 as compared to the same period a year earlier.  In just nine months of 2005, our $2 billion in revenue nearly equals the record revenue that we achieved for the full year 2004.  This reaffirms our belief that 2005 will be our 18th consecutive year of record revenue and net earnings.”

“During the third quarter, we also realized results from our greenfield start-up divisions in Florida and Colorado, where we closed our first homes in Orlando and took our first orders in Denver,” added Mr. Landon.  “We expect to begin delivering homes in Denver later this year.  As a result of our September acquisition of Greater Homes, we also closed homes in Orlando during the third quarter under the Greater Homes name.”

“The average selling price of homes closed during the third quarter rose 33% in California and 23% in Arizona over the same quarter last year, reflecting the continued strength in demand for our homes in those states and are generally the result of a temporary shift in product mix to higher-priced homes in California,” added Mr. Hilton.  “Texas and Nevada, the average price of homes closed increased by 4% and 3%, respectively.  Company-wide, the average selling price of homes closed rose 18% quarter-over-quarter to approximately $326,000.”

“With our all-time record levels of backlog and our recent acquisition of Greater Homes of Orlando, we reiterate our guidance given last week,” said Mr. Landon.  “We anticipate home closing revenue to approximate $3.0 billion this year, an increase of 49% over 2004.  We also expect to deliver earnings of $8.25 to $8.50 per diluted share to our stockholders in 2005.  For 2006, our guidance is $3.8 to $3.9 billion in revenue and $11.25 to $11.50 in diluted EPS, increases of approximately 28% and 36%, respectively, over our 2005 estimates.”

Meritage will hold its third quarter earnings call on Wednesday, October 26, 2005, at 11 a.m. EDT.  To participate in the call, please dial in at least five minutes before the start time.  The domestic dial-in number for the call is 800-291-3314, and the international dial-in number is 706-634-0844.  The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com.  The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 12 p.m. EDT October 26, 2005, through midnight November 2, 2005.  The domestic replay telephone number is 800-642-1687, and the international replay telephone number is 706-645-9291.

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fifth appearance on this list in seven years.   Additionally, Fortune ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top 10 single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Data - Unaudited

($ in thousands)

	For The				As Of and For The
	Three Months Ended September 30				Nine Months Ended September 30
	2005		2004		2005		2004
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	1,318	304,241	805	173,816	3,358	760,332	2,774	593,729
Arizona	954	328,380	914	219,349	2,852	914,375	2,777	689,741
California	400	236,709	391	215,685	1,437	844,942	1,143	561,241
Nevada	165	66,791	93	34,073	515	194,435	258	90,353
Florida	61	23,261	—	—	298	129,233	—	—
Colorado	31	11,048	—	—	39	14,070	—	—
Total	2,929	970,430	2,203	642,923	8,499	2,857,387	6,952	1,935,064

Homes Closed:
Texas	879	197,821	700	152,060	2,452	538,005	2,171	469,709
Arizona	765	213,975	560	127,516	2,109	562,038	1,414	340,983
California	406	244,703	367	166,819	1,130	667,602	968	421,529
Nevada	138	52,902	44	16,316	292	109,584	307	85,267
Florida	122	43,921	—	—	209	78,823	—	—
Total	2,310	753,322	1,671	462,711	6,192	1,956,052	4,860	1,317,488

Order Backlog:
Texas					2,391	535,417	1,722	365,439
Arizona					2,734	889,723	2,195	587,117
California					1,002	568,611	655	338,041
Nevada					460	164,054	175	58,724
Florida*					910	327,151	—	—
Colorado					39	14,070	—	—
Total					7,536	2,499,026	4,747	1,349,321

* As part of our February 2005 acquisition of Colonial Homes of Florida, we purchased order backlog of 367 homes with a value of approximately $130 million, and as part of our September 2005 acquisition of Greater Homes of Orlando, we purchased order backlog of 454 homes with a value of approximately $147 million.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our expectation of record results in 2005, that we expect to begin closing homes in Denver in the fourth quarter of 2005 and our projected revenue and diluted earnings per share for fiscal 2005 and fiscal 2006.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida and Greater Homes; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our Greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of our Form 10-Q for the quarter ended June 30, 2005.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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